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                                                                  EXHIBIT 10.35



                             SUPPLEMENTAL AGREEMENT
                                       TO
                          THE STOCK PURCHASE AGREEMENT


         THIS SUPPLEMENTAL AGREEMENT TO THE STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of December 9, 1999, is by and among FORTRESS INVESTMENT CORP., a Maryland corporation ("Fortress"), and CAPSTEAD MORTGAGE CORPORATION, a Maryland corporation ("Capstead").

         WHEREAS, Fortress and Capstead are entering into a Series C and Series D Convertible Preferred Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), pursuant to which Fortress is purchasing from Capstead 5,378,000 shares of a series of Capstead's preferred stock to be designated as Series C Convertible Preferred Stock, $0.10 par value per share (the "Series C Preferred Stock"), and 5,378,000 shares of a series of Capstead's preferred stock to be designated as Series D Convertible Preferred Stock, $0.10 par value per share (the "Series D Preferred Stock," and, together with the Series C Preferred Stock, the "Preferred Stock") for total consideration of $51,200,000 (the "Purchase Price");

         WHEREAS, the execution and delivery of this Agreement by Capstead and Fortress is a condition to closing under the Preferred Stock Purchase Agreement;

         WHEREAS, the board of directors of Capstead (the "Board") has determined to hold a special meeting (the "Special Meeting") of the holders of Capstead's common stock, par value $0.01 per share (the "Common Stock"), at which such holders will vote upon certain matters that may require their approval (collectively, the "Proposal") and a reverse stock split of the Common Stock; and

         WHEREAS, Fortress and Capstead deem it in their best interests to enter into this Agreement in order to set forth certain rights and obligations in connection with the ongoing management of Capstead;

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, representations, warranties, covenants and conditions herein set forth, and other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:



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         1. Conduct of Capstead's Business. From the date hereof until the earlier to occur of (i) the approval of the Proposal at the Special Meeting and the consummation of the actions contemplated thereby and (ii) Fortress' receipt of the Put/Call Payment (defined below) or the termination of the rights and obligations of Capstead and Fortress under Section 2 hereof as set forth in subsection 2(c) (the "Transition Period"), except as otherwise expressly set forth in this Agreement, and except for costs and expenses reasonably incurred in connection with the transactions contemplated by this Agreement, Capstead shall conduct the business, operations, activities and practices of Capstead and its Subsidiaries only in the ordinary course, in accordance with prudent practice and consistent with past practice established in 1999; provided that
(a) Capstead shall not enter into any new agreements or arrangements with Persons that are Affiliates (other than its consolidated subsidiaries) or, as of the date hereof, are executive officers or directors of Capstead or its Subsidiaries and (b) Capstead may, in conjunction with Fortress, design and implement certain policies with respect to mitigating interest rate risk and repositioning Capstead's current portfolio.

         2. Fortress Put/Capstead Call.

                  a. Fortress Put. In the event that one or more of the following shall not have occurred as of the respective dates set forth below:

                  i. Prior to or concurrently with the execution of this Agreement, the Board shall have passed resolutions pursuant to which the Board shall have (a) increased the number of directors comprising the Board from six to eight and appointed Wesley Edens and Robert Kauffman to fill the vacancies created thereby to serve on the Board until the next annual meeting of stockholders and until their successors are elected and qualified and (b) exempted Fortress' purchase of the Preferred Stock and subsequent acquisition of Common Stock pursuant to Section 6 hereof from (i) the application of Article VIII of Capstead's Articles of Incorporation, (ii) Section 3-602 of the Maryland General Corporation Law ("MGCL") prohibiting business combinations with Interested Stockholders (as such term is defined in Section 3-601 of the MGCL) and (iii) Section 3-701 et. seq. of the MGCL; and

                  ii. The Proposal shall have been approved by Capstead's stockholders at the Special Meeting, which Special Meeting



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                           shall be held as soon as practicable, but in no event
                           later than April 30, 2000;

                  iii. Effective as of the date of the Special Meeting, Bevis Longstreth, Harriet E. Miers, William R. Smith, and John C. Tolleson shall have resigned their positions as directors on the Board and the Board shall have adopted resolutions to (a) reduce the number of Board members from eight to seven, (b) appoint Wesley Edens Chairman of the Board and Chief Executive Officer and Ronn Lytle Vice Chairman of the Board; (c) appoint three individuals to fill the vacancies on the Board created by such resignations, provided, that (x) one of such individuals shall have been nominated by Ronn Lytle and Paul Low and (y) two of such individuals shall have been nominated by Wesley Edens and Robert Kaufman, provided, that such two individuals shall be "independent directors" for purposes of the Securities Exchange Act of 1934, as amended, Section 3-802 of the MGCL, Section 162(m) of the Internal Revenue Code of 1986, and the rules of the New York Stock Exchange; and

                  iv. During the Transition Period, Capstead shall have conducted the business, operations, activities and practices of Capstead and its Subsidiaries in accordance with Section 1 hereof (except actions taken outside such scope at the request or with the approval of Fortress) and there shall not have been a Material Adverse Change (other than a Material Adverse Change directly resulting from any action taken at the request or with the approval of Fortress). "Material Adverse Change" means, with respect to Capstead, any direct or indirect change, occurrence or effect (other than as a result of changes in general conditions, including economical or political developments, applicable to the industry in which Capstead operates) on the business, operations, properties (including tangible properties), condition (financial or otherwise), assets, obligations or liabilities (whether absolute, contingent or otherwise and whether due or to become due) of Capstead and its subsidiaries taken as a whole that reasonably could be expected to be materially adverse to Capstead;



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         then Fortress shall have the right to cause Capstead to purchase from
         Fortress all, but not less than all, of the Preferred Stock (the "Fortress Put"), for a price equal to 103% of the Purchase Price plus any and all accrued and unpaid dividends on the Preferred Stock (the "Put/Call Payment").

                  b. Capstead Call. In the event that the Proposal is not approved at the Special Meeting, then Capstead shall have the right to cause Fortress to sell to Capstead all, but not less than all, of the Preferred Stock (the "Capstead Call") for the Put/Call Payment.

                  c. The sale or purchase of Preferred Stock pursuant to this
         Section 2 (the "Put/Call Closing") shall occur on such date as the parties hereto may agree, which date shall be within one month after delivery by the party exercising its rights under this Section 2 of written notice to the other party hereto to the effect that it is exercising its rights pursuant to this Section 2. Payment of the Put/Call Payment shall be made by wire transfer in immediately available funds unless some other form of consideration is agreed to by the parties hereto. On or prior to the Put/Call Closing, Fortress shall deliver to Capstead and Capstead shall deliver to Fortress all documents reasonably required to be executed in connection with the sale or purchase of Preferred Stock pursuant to this Section 2.

                  d. The rights and obligations, if any, of Capstead and Fortress under this Section 2 shall terminate and be of no further force and effect upon the later to occur of (i) the expiration of the 30 day period following the date of the Special Meeting and (ii) May 31, 2000.

         3. Fortress Put Upon a Change in Control of Capstead.

         a. At any time after the approval of the Proposal at the Special Meeting and prior to the 5th anniversary of the date hereof, in the event of a Change in Control of Capstead, Fortress shall have the right to cause Capstead to purchase from Fortress all, but not less than all, of the Preferred Stock then outstanding (the "Change in Control Put") for the Purchase Price multiplied by a fraction, the numerator of which shall be the number of shares of Preferred Stock then outstanding and the denominator of which shall be 10,756,000, plus any and all accrued and unpaid dividends on such Preferred Stock. For purposes hereof, a "Change in Control" of Capstead shall be deemed to have occurred upon any of the following events:



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                  i.       any "person," as such term is used in Sections 13(d)
                           and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than Fortress and its affiliates) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Capstead representing 25 percent or more of the voting power of Capstead's then outstanding securities;

                  ii. at any time subsequent to the date the Board is reconstituted in accordance with the provisions of subsection 2(a)(iii) hereof and during any period of two consecutive years thereafter, individuals (a) who were elected to the Board by a vote of at least two-thirds (2/3) of the Board at the beginning of such period or (b) whose nomination for election by Capstead's stockholders was approved by a vote of at least two-thirds (2/3) of the Board at the beginning of such period or (c) whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors of Capstead; or

                  iii. Capstead shall be party to a merger, consolidation, share exchange, tender offer or similar transaction or a purchase or other acquisition of all or a significant portion of the assets of Capstead (a "Business Combination"), except a Business Combination approved by Wesley Edens and Robert Kauffman or their Fortress-approved successors.

                  b. The purchase of Preferred Stock pursuant to this Section 3 shall occur on such date as the parties hereto may agree, which date shall be within one month after delivery by Fortress of written notice to Capstead to the effect that it is exercising its rights pursuant to this Section 3. Payment shall be made to Fortress by wire transfer in immediately available funds unless some other form of consideration is agreed to by the parties hereto. On or prior to the purchase of Preferred Stock pursuant to this Section 3, Fortress shall deliver to Capstead and Capstead shall deliver to Fortress all documents reasonably required to be executed in connection with the purchase of Preferred Stock pursuant to this Section 3.

         4. Services Agreement. If (i) the Proposal is approved at the Special Meeting and the actions contemplated thereby are consummated, (ii) the merger (the



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"Merger") of Impac Commercial Holdings, Inc., a Maryland corporation, with and into AMRESCO Capital Trust, a Texas real estate investment trust ("AMRESCO"), is consummated and (iii) Fortress has not exercised either the Fortress Put or the Change in Control Put and Capstead has not exercised the Capstead Call, then Fortress (or its designated Affiliate), the surviving entity of the Merger and Capstead (or a subsidiary thereof) shall promptly enter into a Services Agreement mutually satisfactory to the parties thereto for the provision of services at fair market prices by Capstead to the surviving entity of the Merger, including, but not limited, to (a) office space in Capstead's existing offices at Lincoln Park, 8401 North Central Expressway, Dallas, Texas; (b) office management, including payroll; (c) stockholder relations; (d) financial reporting; (e) accounting and tax services; (f) mail room services; and (g) receptionist services.

         5. Employment Matters.

                  a. Subject to approval of the Proposal at the Special Meeting, Capstead shall take all necessary action as soon as practicable thereafter to:

                  i. Have an individual designated by Fortress appointed to the position of Chief Investment Officer of Capstead;

                  ii. Have Andrew F. Jacobs appointed to the positions of Executive Vice President and Chief Financial Officer of Capstead; and

                  b. Subject to approval of the Proposal at the Special Meeting, Capstead will take all necessary action to, and Fortress will not take any action to prevent Capstead from taking any action to:

                  i. For at least three years after the date of the Special Meeting, maintain all of Capstead's obligations, arrangements, policies or practices to provide benefits, including officer grade, salary, bonus and incentive compensation, as compensation for services rendered by employees of Capstead at levels that are no less favorable than those in place as of the date hereof and set forth on a side letter delivered to Fortress concurrently herewith, provided, that this obligation shall cease to exist upon a Change in Control of Capstead;

                  ii. For at least three years after the date of the Special Meeting, provide coverage of medical, dental, life insurance accidental



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                           death and disability insurance, long term disability,
                           Flexible Spending Account, 401k, deferred compensation plan and travel accident insurance at levels that are no less favorable than those in place as of the date hereof and set forth on a side letter delivered to Fortress concurrently herewith, provided, that this obligation shall cease to exist upon a Change in Control of Capstead.

         6. Common Stock Acquisition. Subject to approval of the Proposal at the Special Meeting, Fortress or its designated Affiliate will, within the six-month period following the date of the Special Meeting, acquire no less than five million shares of Common Stock through, at Fortress' option, (i) open-market purchases, (ii) the conversion of Preferred Stock or (iii) any combination thereof; provided, that purchases by Fortress and/or its Affiliates of Common Stock from and after the date hereof and to and including the date of the Special Meeting (which shall not exceed 3,300,000 shares) shall be considered as part of such five million shares of Common Stock; and provided, further, that this Section 6 and Fortress' obligation hereunder shall terminate and be of no further force and effect upon exercise of the Fortress Put, Change in Control Put or Capstead Call.

         7. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and mailed or facsimiled or delivered by hand or courier service:

         If to Fortress, to:            Fortress Investment Corp.
                                        1301 Avenue of the Americas, 42nd Street
                                        New York, New York  10019
                                        Attn:  Randal Nardone
                                        Facsimile No. (212) 798-6120

         With a copy to:                Skadden, Arps, Slate, Meagher & Flom LLP
                                        919 Third Avenue
                                        New York, New York 10022
                                        Attn: J. Gregory Milmoe, Esq.
                                        Facsimile No. (212) 735-2000

         If to Capstead, to:            Capstead Mortgage Corporation
                                        8401 North Central Expressway, Suite 800
                                        Dallas, TX  75225-4410
                                        Attn: Andrew F. Jacobs
                                        Facsimile No. (214) 874-2398



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         With a copy to:                Andrews & Kurth L.L.P.
                                        1717 Main Street, Suite 3700
                                        Dallas, Texas 75201
                                        Attn:  David Barbour
                                        Facsimile No. (214) 659-4401

         8. Entire Agreement. This Agreement (including the attachments hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior or contemporary agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         9. Termination. This Agreement will automatically terminate and be of no further force and effect at such time that (i) Fortress has received payment of the applicable payment pursuant to exercise of the Fortress Put, Capstead Call or Change in Control Put or (ii) Fortress no longer owns Preferred Stock or Common Stock acquired pursuant to the Preferred Stock Purchase Agreement.

         10. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

         11. Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by either party (except (i) by Fortress to any of its Affiliates and (ii) by operation of law in connection with a merger, consolidation, or sale of all or substantially all the assets of either party) without the prior written consent of the other party. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

         12. Amendment and Modification. This Agreement may be amended, modified, or supplemented at any time only by an instrument in writing signed on behalf of the parties hereto.

         13. Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.



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         14. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES
OF CONFLICTS OF LAWS.

         15. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

         16. Certain Definitions.

                  a. An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

                  b. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

         17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         18. Third-Party Beneficiaries. Nothing contained in this Agreement shall be construed to give any person other than Fortress and Capstead, and their successors and assigns, any legal or equitable right, remedy, or claim under or with respect to this Agreement.


         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                            CAPSTEAD MORTGAGE CORPORATION



                                        By: /s/ ANDREW F. JACOBS
                                           -------------------------------------
                                                Andrew F. Jacobs
                                                Executive Vice President-Finance


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                                            FORTRESS INVESTMENT CORP.

                                        By: /s/ RANDAL A. NARDONE
                                           -------------------------------------
                                                Randal A. Nardone
                                                Chief Operating Officer



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